REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (the "Agreement"), dated as of April 20, 2004, is entered into by and among Sunburst Acquisitions IV, Inc., a Colorado corporation (the "Company"), and the parties listed on the signature pages hereto (collectively referred to herein as the "Holders," and each individually as a "Holder."

        WHEREAS, the Company has entered into a Subscription Agreement and Investment Representation, dated of even date herewith (each, a "Subscription Agreement"), with each Holder pursuant to which the Company has agreed to sell to each Holder, and each Holder has agreed to purchase from the Company, units consisting of (A) one share of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (b) one warrant (each, a "Warrant") to purchase an additional share of common stock at a price of $0.20 per share at any time during the period of twelve (12) months following the date of issuance.

        WHEREAS, in order to induce each Holder to enter into a Subscription Agreement, the Company has agreed to provide the Purchasers certain registration rights with respect to Registrable Shares (as defined below) as set forth in this Agreement.

        NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.          Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

1.2         "Purchased Shares" means the shares of Common Stock being purchased by the Holders pursuant to the Subscription Agreements but shall not include any of the Warrant Shares.

1.3         "Registrable Shares" means the Warrant Shares, the Purchased Shares, and any securities of the Company issued in respect of the Warrant Shares or the Purchased Shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock shall cease to be Registrable Shares (x) upon any sale pursuant to a Registration Statement, Section 4(1) of the Securities Act or Rule 144 under the Securities Act, (y) with respect to any Stockholder, when such Stockholder is eligible to sell, transfer or otherwise convey all of such Stockholder's Registrable Shares pursuant to Rule 144 under the Securities Act in any three-month period or (z) upon any sale in any manner to a person or entity which, by virtue of Section 10 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon the exercise of the Warrants if such Warrants have not been converted.

1.4         "Registration Statement" means a registration statement filed by the Company with the SEC for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, any other form for a limited purpose, any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement on Form S-3 solely for the purpose of registering shares issued in a non-underwritten offering in connection with a merger, combination or acquisition).

1.5         "SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

1.6         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

1.7         "Stockholders" means the Holders and any persons or entities to whom the rights granted under this Agreement are transferred by the Holders, their successors or assigns pursuant to Section 10 hereof.

1.8         "Warrant Shares" means the shares of Common Stock which have been issued upon the exercise of the Warrants. Shares which are issuable upon the exercise of unexercised Warrants are not "Warrant Shares."

         Section 2.         Registration Rights.

2.1         Demand Registration. Subject to the restrictions contained in this Section 2, Holders holding at least 75% of the aggregate number of Warrant Shares that are issuable upon the exercise of all of the Warrants may request the registration the Warrant Shares under the Securities Act, and under the securities or blue sky laws of any jurisdiction designated by such Holders. Notwithstanding the foregoing, the Company shall only be required to effect one registration under this Section 2.1. A request for a registration under this Section 2.1 shall specify the amount of the Warrant Shares proposed to be sold, the intended method of disposition of the Warrant Shares and the jurisdictions in which registration is desired. Upon such a request, the Company shall use its best efforts to cause the registration under the Securities Act of the Warrant Shares that the Holders have demanded to be registered. Within fifteen (15) days after the receipt of the request, the Company shall give written notice of the request to all other Holders and include in the registration all Warrant Shares held by a Holder from whom or which the Company has received a written request for inclusion in the registration at least ten (10) days prior to the filing of the registration statement. Each request will also specify the number of Warrant Shares to be registered, the intended method of disposition of the Warrant Shares and the jurisdictions in which registration is desired. The Company shall be entitled to include in any registration statement and offering made pursuant to this Section 2.1, authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares; provided, that such inclusion shall be permitted only to the extent that it is provided for in and subject to the terms of the underwriting agreement or arrangements, if any, entered into with respect to the Registration Statement. Notwithstanding anything else to the contrary contained herein, in the event that the number of Registrable Shares being registered must be reduced pursuant to Sections 2.3 or 2.5 hereof, any such reduction shall be accomplished by first reducing the number of Purchased Shares, if any, that are being registered on a pro rata basis until such number reaches zero and then by reducing the number of Warrant Shares that are being registered on a pro rata basis.

2.2         Incidental Registration. Subject to the restrictions contained in this Section 2, whenever the Company proposes to file a Registration Statement at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares that the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder.

2.3         Compliance with Underwriter's Terms. In connection with any offering under this Section 2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriter(s) selected pursuant to Section 2.6 below, and then only in such quantity as will not, in the good faith opinion of the underwriters, jeopardize the success of the offering by the Company. If, in the opinion of the managing underwriter, the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter in good faith believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, then Holders holding Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of the Company. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

2.4         Right to Delay Registration. Notwithstanding anything to the contrary in this Agreement, if, prior to the effective date of any Registration Statement, the Board of Directors of the Company shall determine in its good faith judgment that the filing of the registration statement would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets or financings (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction then under consideration, the Company may decide to delay the registration of Registrable Shares covered by such Registration Statement for up to 90 days and, if the Board of Directors of the Company makes that determination, the Company shall give written notice of the determination to the Holders of Registrable Shares. The Company shall notify the holders of the expiration of the period of delay. Following any delay, the Company shall promptly cause the Registrable Shares to be registered unless, in the case of a registration that is being effected as a result of Section 2.1 hereof, within fifteen days of receipt of notice from the Company, the Holders demanding a registration withdraw their request for a registration.

2.5         Restrictions by Company. In connection with any Registration Statement which the Company proposes to file under this Section 2, the Company may impose any restrictions, including but not limited to fixing a price at which the shares covered by such Registration Statement will be sold or reducing the number of shares which will be sold under such Registration Statement, which may be required by the SEC. If the application of this Section 2.5 results in a reduction in the number of Registrable Shares which will be included in the Registration Statement, the Holders holding Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of the Company. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

2.6         Selection of Underwriters. If any registration is in the form of an underwritten offering, the Company shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering, provided that the approved underwriter shall be, in any case, reasonably acceptable to the Holders holding a majority of the Registrable Shares held by all Holders to be included in the requested Registration Statement.

Section 3.         Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a)         prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective for at least 120 days;

(b)         prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c)        furnish to each selling Stockholder such reasonable numbers of copies of the registration statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder;

(d)         use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this Section 3.4 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(e)         notify each selling Stockholder of such Registrable Shares at any time when a Registration Statement related thereto is effective under the Securities Act, of the happening of any event as a result of which, or in the event the Company becomes aware that, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such selling Stockholder, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)         cause all such Registrable Shares to be listed on each securities exchange, if applicable, on which similar securities issued by the Company are then listed;

(g)         in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering, provided that each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(h)         obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters addressed to sellers of the Registrable Shares.

        If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

        Section 4.         Allocation of Expenses. The Company will pay all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, state Blue Sky fees and expenses, the expense of any special audits incident to or required by any such registration, and the fees and disbursements of counsel for the Company and the reasonable fees and expenses of one (1) counsel selected by the selling Stockholders to represent the selling Stockholders, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Stockholders' own counsel (other than the counsel selected to represent all selling Stockholders).

        Section 5.         Indemnification and Contribution. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such seller of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof

        In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, and any other seller of Registrable Shares or any such seller's partners, directors or officers and each person, if any, who controls such seller within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter, selling Stockholder or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each such Seller of Registrable Shares will reimburse the Company for any legal or any other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the net proceeds received by each selling Stockholder of Registrable Shares sold as contemplated herein.

        Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of' the Indemnifying Party. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

        In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 6 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect of any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 5, in no case shall any one Holder be liable or responsible for any amount in excess of the net proceeds received by such Holder from the offering of Registrable Shares; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

        Section 6.         Information by Holder. Each Stockholder whose Registrable Shares are included in any registration shall furnish to the Company such information regarding such Stockholder and the distribution proposed by such Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

        Section 7.         Rule 144 Requirements. The Company agrees to:

(a)        comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

(b)        use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)        furnish to any holder of Registrable Shares upon written request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

        Section 8.         Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities that the Stockholder would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if all Stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

        Section 9.          Legend. Each certificate representing Registrable Shares shall bear a legend substantially in the following form:

        "The shares of stock represented by this certificate are subject to the terms of a Registration Rights Agreement between the Company and the registered owner of this certificate (or the registered owner's predecessor in interest), and such Agreement is available for inspection without charge at the offices of the Company."

The legend shall be removed from the certificates representing any Registrable Shares, at the request of the holder thereof, at such time as they either are no longer Registrable Shares or become eligible for resale pursuant to Rule 144(k) under the Securities Act.

        Section 10.         Transfers of Certain Rights.

         10.1         Amount. The rights granted to each Holder under this Agreement may be transferred only to (a) the spouse, parent(s) or descendent(s) of such Holder or to a trust for the benefit of one or more such persons or (b) another Holder.

        10.2         Transferees. Any transferee (other than an affiliate) to whom rights under this Agreement are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon the Holders under this Agreement to the same extent as if such transferee were a Holder hereunder.

        10.3         Subsequent Transferees. A transferee to whom rights are transferred pursuant to this Section 10 may not again transfer such rights to any other person or entity, other than as provided in Sections 10.1 or 10.2 above.

        10.4         Restrictions on Transfer. No Registrable Share shall be sold or transferred unless either (i) they first shall have been registered under the Securities Act or (ii) the Company shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

        Section 11.         Termination. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of the following: (i) the date on which none of the shares covered by this Agreement satisfy the definition of "Registrable Shares" contained in Section 1.2 hereof or (ii) April 15, 2006.

        Section 12.         Miscellaneous.

        12.1.         No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with or violates the rights granted to the holders of Registrable Shares in this Agreement.

        12.2.         Adjustments Affecting Registrable Shares. The Company will not take any action, or permit any change to occur, with respect to its securities that would adversely affect the ability of the holders of Registrable Shares to include such Registrable Shares in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Shares in any such registration (including, without limitation, effecting a stock split or a combination of shares).

        12.3.         Remedies. Any person having rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting any bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

        12.4.         Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         12.5         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company to:	103 - 20120 64th Avenue Langley, B.C., Canada V2Y 1M8
(b) If to a Holder, to:	The address listed on the stock books of the Company.

         12.6         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.7         Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         12.8         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Letter, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

SUNBURST ACQUISITIONS IV, INC.	HOLDERS:

By:___________________________ Name: Title:	______________________________ Name:

HOLDERS:

______________________________ Name:	______________________________ Name:

_____________________________ Name:	_____________________________ Name:

_____________________________ Name:	______________________________ Name:

______________________________ Name:	____________________________ Name: